UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FARMER BROS. CO.
(Name of Registrant as Specified in Its Charter)

Carol Farmer Waite

Carol L. Waite Trust

1964 Jeanne Ann Farmer Grossman Trust

1964 Richard Francis Farmer Trust

1964 Roy Edward Farmer Trust

1964 Carol Lynn Farmer Waite Trust

1969 Roy Edward Farmer Trust

1969 Jeanne Ann Farmer Trust

1969 Richard Francis Farmer Trust

1969 Carol Lynn Farmer Waite Trust

1969 Roy F. Farmer Trust

1969 Emily Marjorie Farmer Trust

1972 Roy Edward Farmer Trust

1972 Carol Lynn Farmer Waite Trust

1972 Jeanne Anne Farmer Grossman Trust

1972 Richard Francis Farmer

1972 Roy F. Farmer Trust

1972 Emily Marjorie Farmer Trust

1987 Roy F. Farmer Trust I

1987 Roy F. Farmer Trust II

1987 Roy F. Farmer Trust III

1987 Roy F. Farmer Trust IV

1988 Roy F. Farmer Trust I

Farmer Insurance Trust

1984 Jonathan Michael Waite Trust

The 2012 Waite Trust

2012 Grossman Irrevocable Trust

Austin Waite

Emily Waite

Jonathan Michael Waite

Suzanna Waite

Scott Grossman

Brett Grossman

Brynn Grossman

Tom Mortensen

John Samore, Jr.,

Jennifer Gonzalez-Yousef

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Carol Farmer Waite, Carol L. Waite Trust, 1964 Jeanne Ann Farmer Grossman Trust, 1964 Richard Francis Farmer Trust, 1964 Roy Edward Farmer Trust, 1964 Carol Lynn Farmer Waite Trust, 1969 Roy Edward Farmer Trust, 1969 Jeanne Ann Farmer Trust, 1969 Richard Francis Farmer Trust, 1969 Carol Lynn Farmer Waite Trust, 1969 Roy F. Farmer Trust, 1969 Emily Marjorie Farmer Trust, 1972 Roy Edward Farmer Trust, 1972 Carol Lynn Farmer Waite Trust, 1972 Jeanne Anne Farmer Grossman Trust, 1972 Richard Francis Farmer, 1972 Roy F. Farmer Trust, 1972 Emily Marjorie Farmer Trust, 1987 Roy F. Farmer Trust I, 1987 Roy F. Farmer Trust II, 1987 Roy F. Farmer Trust III, 1987 Roy F. Farmer Trust IV, 1988 Roy F. Farmer Trust I, Farmer Insurance Trust, 1984 Jonathan Michael Waite Trust, the 2012 Waite Trust, 2012 Grossman Irrevocable Trust, Austin Waite, Emily Waite, Jonathan Michael Waite, Suzanna Waite, Scott Grossman, Brett Grossman, Brynn Grossman, Tom Mortensen, John Samore, Jr., and Jennifer Gonzalez-Yousef (collectively, “Save Farmer Bros.”), has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees at the upcoming 2016 annual meeting of stockholders of Farmer Bros. Co., a Delaware corporation.

Item 1:On November 15, 2016, the following materials were posted by Save Farmer Bros. to www.SaveFarmerBros.com

Item 2: On November 15, 2016, Save Farmer Bros. issued the following press release:

Save Farmer Bros. Begins Process Under Delaware Law to Obtain Books

and Records Relating to the Vetting Process of Directors Christopher Mottern and Randy Clark

Fort Worth, Texas, November 15, 2016 – Save Farmer Bros. announced today that the group has compiled a demand to be sent to Farmer Bros. Co. (NASDAQ:FARM) (“FARM” or the “Company”) pursuant to Section 220(b) of the Delaware General Corporation Law to inspect books and records relating to the recruitment and appointment of directors Christopher Mottern and Randy Clark to the FARM Board of Directors (the “Board”). Save Farmer Bros. continues to have serious concerns regarding misrepresentations about the credentials of these directors. The full text of the Demand is included below.

Save Farmer Bros. issued the following statement:

“Until this year, FARM’s public filings – namely, the Company’s Proxy Statements filed with the SEC on October 28, 2013, October 28, 2014 and October 28, 2015 -- stated that, ‘Mr. Mottern is a Certified Public Accountant.’ That statement was false. Likewise, the Company’s Proxy Statement filed with the SEC on October 28, 2013 stated that ‘Mr. Clark is a Certified Public Accountant.’ That statement was also false. We now know that Mr. Mottern has not been a Certified Public Accountant since 1971 and that Mr. Clark has not been a Certified Public Accountant since 1986.

On November 10, 2016, the Company issued a press release stating that Mr. Mottern had received ‘a CPA certification from the State of Connecticut in 1971.’ Unfortunately, the Company failed to disclose when Mr. Mottern ceased to be a Certified Public Accountant. We have only been able to independently verify that Mr. Mottern was a Certified Public Accountant for a five-month period from July 31, 1971 through December 31, 1971, suggesting that contrary to the Company’s 2013, 2014, and 2015 proxy statements, Mr. Mottern had not been a Certified Public Accountant in more than 40 years.

No other information has been provided by FARM as to how it came to include false information regarding Mr. Mottern in consecutive SEC-filed proxy statements, specifically whether the false information was the fault of Mr. Mottern, FARM, or some other unidentified third person. Years of what appear to be inaccurate SEC filings, website biographies and, most likely, D&O questionnaires and curriculum vitae (including, presumably, the CV provided to FARM when Mr. Mottern was recruited as a director in 2013) would be inexcusable. Since his election to the Board in late 2013, Mr. Mottern has served as the Chair of the Company’s Audit Committee. If it turns out that Mr. Mottern embellished his resume credentials, or failed to correct material misrepresentations in the Company’s public filings, we believe that would completely undermine his credibility as a director, no less his position as Chair of the Company’s Audit Committee.

The Company has claimed that Mr. Mottern’s appointment to the Board in 2013 followed a search by Leadership Capital Partners LLC and ‘a lengthy interview process in which eight candidates were considered and vetted by the full Board.’ In our experience, a lengthy vetting process at a public company would include a rudimentary check of the nominee’s credentials, and any such check would have swiftly revealed that Mr. Mottern had not been a Certified Public Accountant for approximately 42 years.

Discovery of the fact that Mr. Clark was not a Certified Public Accountant undoubtedly prompted the Company to change its disclosure in its 2014 proxy statement, in which it stated ‘Mr. Clark is a retired… CPA.’ Why the similar false information was not also corrected for Mr. Mottern is curious and concerning. One would hope and expect that once it had come to light that a director’s credentials had been materially misrepresented in an SEC-filed proxy statement, that a company would take extra care to re-examine the qualifications of every one of its directors to ensure that there are no other biographical inaccuracies. That FARM failed in this very basic duty is emblematic of a failure of process at the Company and raises serious questions as to the ability of the current Board to properly oversee and govern the Company. It is reprehensible that the Board is trivializing these material biographical inaccuracies when it says, ‘[Save Farmer Bros.] bases its letter on the Company’s use of ‘is’ versus ‘was’ when referring to Messrs. Clark’s and Mottern’s CPA status in their biographies.’

Given how careless the Board has been about including misrepresentations in its proxy statements for years, the Board should immediately conduct an investigation to see if there are any other misrepresentations about FARM’s executive officers and directors. It should not take the work of a shareholder to uncover such a material discrepancy. Since we have no confidence that the Board will endeavor to undertake such an internal investigation with full transparency to shareholders, we are demanding that FARM make available certain books and records that will allow us to conduct our own investigation into this serious matter.

A copy of the Save Farmer Bros. Demand follows:

November 15, 2016

VIA EMAIL AND FEDERAL EXPRESS

Farmer Bros. Co.

13601 North Freeway, Suite 200

Fort Worth, Texas 76177

Attn:	Teri L. Witteman
Secretary

Dear Ms. Witteman:

Carol Farmer Waite as trustee for the Carol L. Waite Trust, a California trust (the “Carol L. Waite Trust”), is the record owner of 937,250 shares of common stock, $1.00 par value per share (the “Common Stock”), of Farmer Bros. Co., a Delaware corporation (“FARM” or, the “Company”).

For the reasons set forth below, as the record owner of the shares of Common Stock, the Carol L. Waite Trust hereby demands (the “Demand”), under oath and pursuant to Section 220(b) of the Delaware General Corporation Law (“the DGCL”) and other applicable law, the right, that during the Company’s normal business hours FARM make the books, records and documents (the “Demand Materials”) described below available for inspection and copying by the Carol L. Waite Trust or its duly authorized designees. The Carol L. Waite Trust is making this Demand in good faith and for the following proper purposes:

(i)	To investigate wrongdoing or possible mismanagement by FARM's management and/or any member(s) or committee(s) of its Board of Directors (the “Board”) in connection with the appointment of each of Randy E. Clark, as a director and Board Chairman, and Christopher P. Mottern, as a director and Audit Committee Chairman;
(ii)	To investigate wrongdoing or possible mismanagement by FARM’s management and/or any member(s) or committee(s) of its Board in connection with misrepresentations made by the Company in successive proxy statements on Form DEF14A relating to the status of each of Messrs. Clark and Mottern as “Certified Public Accountants”;
(iii)	To determine whether Messrs. Clark and Mottern are suitable to serve as directors of FARM; and
(iv)	To facilitate communications with other stockholders concerning the matters identified in paragraphs (i) through (iii) above, in connection with a proxy contest to replace certain members of the current Board with nominees proposed by The Carol L. Waite Trust.

Overview of Misstatements and Corporate Governance Failures

Christopher P. Mottern:

For three consecutive years, beginning when Christopher P. Mottern was first nominated and elected to the Board in 2013, the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on Form DEF14A disclosed that “Mr. Mottern is a Certified Public Accountant.” This biographical information was relevant to the Board’s decision to appoint Mr. Mottern as the Chair of the Company’s Audit Committee on December 5, 2013, and the Board’s determination that Mr. Mottern is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934. It turned out that this information was incorrect.

In FARM’s preliminary proxy statement filed with the SEC on October 17, 2016, the Company did an about-face with regard to the disclosure around Mr. Mottern’s Certified Public Accountant status, disclosing now that “Mr. Mottern was a Certified Public Accountant.” On November 10, 2016, the Company issued a press release stating that Mr. Mottern had received “a CPA certification from the State of Connecticut in 1971.” Unfortunately, the Company failed to disclose when Mr. Mottern ceased to be a Certified Public Accountant. We have only been able to independently verify that Mr. Mottern was a Certified Public Accountant from July 31, 1971 through December 31, 1971, suggesting that contrary to the Company’s 2013, 2014, and 2015 proxy statements, Mr. Mottern had not been a Certified Public Accountant in more than 40 years.

No other information has been provided by FARM as to how it came to include false information regarding Mr. Mottern in consecutive SEC-filed proxy statements, specifically whether the false information was the fault of Mr. Mottern, FARM, or some other unidentified third person. Years of what appear to be inaccurate SEC filings, website biographies and, most likely, D&O questionnaires and curriculum vitae (including, presumably, the CV provided to FARM when Mr. Mottern was recruited as a director in 2013) would be inexcusable. Since his election to the Board in late 2013, Mr. Mottern has served as the Chair of the Company’s Audit Committee. If it turns out that Mr. Mottern embellished his resume credentials, or failed to correct material misrepresentations in the Company’s public filings, we believe that would completely undermine his credibility as a director, no less his position as Chair of the Company’s Audit Committee.

Randy E. Clark:

FARM has also previously misrepresented Chairman Randy E. Clark’s qualifications in the exact manner as Mr. Mottern in an SEC proxy statement filing in 2013. In that year’s proxy statement filed with the SEC on Form DEF14A, the Company disclosed that, “Mr. Clark is a Certified Public Accountant.” Simple due diligence revealed that Mr. Clark’s Certified Public Accountant license in the state of Washington lapsed and that he had not been a licensed Certified Public Accountant since June 30, 1986, or approximately 27 years prior to the filing of FARM’s 2013 proxy statement. Discovery of the fact that Mr. Clark was not a Certified Public Accountant undoubtedly prompted the Company to change its disclosure in its 2014 proxy statement, in which it stated “Mr. Clark was a retired… CPA.”

Why the similar false information was not also corrected for Mr. Mottern is curious and concerning. One would hope and expect that once it had come to light that a director’s credentials had been materially misrepresented in an SEC-filed proxy statement, that a company would take extra care to re-examine the qualifications of every one of its directors to ensure that there are no other biographical inaccuracies. This is emblematic of a failure of process at FARM and raises serious questions as to the ability of the current Board to oversee and govern the Company.

Under Washington state law, it is a prohibited practice under RCW 18.04.345 for any individual to “hold himself or herself out to the public or assume or use the designation ‘certified public accountant’ or ‘CPA’ or any other title, designation, words, letters, abbreviation, sign, card, or device tending to indicate that the individual is a certified public accountant or CPA unless the individual qualifies for the privileges authorized by RCW 18.04.350(2) or holds a license under RCW 18.04.105 and 18.04.215,” neither of which apply to Mr. Clark. Further, under RCW 18.04.105, persons holding an inactive certificate, like the one held by Mr. Clark, must, with Washington State regulatory approval, use or attach the term “inactive” whenever using the title CPA or certified public accountant and print the word immediately following the title whenever the title is used in documents published or transmitted through electronic media, neither of which has Mr. Clark or FARM complied with in public SEC filings.

It is critical that each Board member, especially the Chairman and the Chair of the Audit Committee, possess the highest levels of integrity and exhibit diligence and due care in all his or her dealings. These issues surrounding Messrs. Clark and Mottern indicate not only a failure in the vetting process of the two directors, but suggest that the Board and its Nominating and Corporate Governance Committee have enormous systemic weaknesses and problems in connection with the director/candidate vetting process in general. This is not, as the Company suggested in its most recent press release in connection with the aforementioned issues, an issue of semantics related to a difference in the use of “is” or “was.” This is about FARM misrepresenting decades-old stale qualifications of two directors.

The time period covered by this demand is from January 1, 2012 through the present. The Carol L. Waite Trust has already executed a confidentiality agreement with terms reasonably satisfactory to the Carol L. Waite Trust and the Company in connection with a request for a shareholder list and is willing to enter into a similar confidentiality agreement in connection with the production of materials in response to this Demand.

For the reasons set forth above the Carol L. Waite Trust is hereby making this Demand in accordance with Section 220 of the DGCL, to inspect the Demand Materials set forth below.

The Books and Records to be made available for inspection and copying are as follows:

(a)	A copy of all materials provided by each of Messrs. Clark and Mottern (including any job application forms, curriculum vitae, offer letters (whether or not executed), or employment agreements (whether or not executed) in connection with each director’s appointment to the Board;
(b)	Any communications between each of Messrs. Clark and Mottern and the Board and any of its Committees concerning each of Messrs. Clark’s and Mottern’s prospective candidacy and/or appointment to the Board;
(c)	Any reports, background checks, or other materials commissioned by the Company, the Board or any Committee thereof, concerning the appointment and/or candidacy of Messrs. Clark and/or Mottern;
(d)	All communications between the Nominating and Corporate Governance Committee and (1) any third party or (2) any FARM director concerning each of Messrs. Clark’s and/or Mottern’s (A) appointment to the Board, (B) professional certifications and/or (C) academic credentials;
(e)	Any D&O questionnaires completed by each of Messrs. Clark and Mottern prior to FARM’s filing of Definitive Proxy Statements filed with the SEC on form DEF14A on October 28, 2013, October 28, 2014, October 28, 2015, and October 27, 2016, respectively;
(f)	All documents concerning the decision not to seek the resignations of each of Messrs. Clark, Mottern, and Charles F. Marcy, Chairman of the Nominating and Corporate Governance Committee; and

(g)	All documents, including any interview notes or memoranda, background checks or reports, concerning the appointment of Mr. Mottern as a director and/or Chair of the Audit Committee.

The Carol L. Waite Trust demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) through (g) be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

It is requested that the information identified above be made available to the designated parties by November 22, 2016. Please advise as promptly as practicable where and when the items demanded above will be made available. If the Company has not responded within five (5) business days of the date of this demand, the Carol L. Waite Trust will assume the Company does not intend to comply and will proceed accordingly.

To the extent required by applicable law, the Carol L. Waite Trust will bear the reasonable costs incurred by the Company in connection with the production of the information demanded.

The Carol L. Waite Trust hereby designates and authorizes Andrew M. Freedman, Esq. of Olshan Frome Wolosky LLP and any other persons designated by him or by the Carol L. Waite Trust, acting singly or in any combination, to conduct the inspection and copying herein requested. Pursuant to Section 220 of the DGCL, you are required to respond to this demand and make available the requested materials within five (5) business days of the date hereof. Accordingly, please advise Mr. Freedman, at (212) 451-2250, as promptly as practicable within the requisite timeframe, when the items requested above will be made available to the Carol L. Waite Trust. If the Company contends that this demand is incomplete or is otherwise deficient in any respect, please notify the Carol L. Waite Trust immediately in writing, with a copy to Mr. Freedman, facsimile (212) 451-2222, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Carol L. Waite Trust will assume that the Company agrees that this Demand complies in all respects with the requirements of the DGCL. The Carol L. Waite Trust reserves the right to withdraw or modify this demand at any time.

Very truly yours,

The Carol L. Waite Trust

By: Carol L. Waite, Trustee

Investors with questions on how to vote, please contact:

Okapi Partners LLC

Bruce H. Goldfarb/Patrick McHugh/Charles Garske

info@okapipartners.com

(212) 297-0720 or Toll-Free (855) 305-0857

www.SaveFarmerBros.com